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                                                                    EXHIBIT 99.1

Lynda Dorf / Robin Weitz / Jennifer Frederick
B|W|R Public Relations
(310) 248-6105 / 248-6107 / 248-6160
ldorf@bwr-la.com / rweitz@bwr-la.com / jfrederick@bwr-la.com
------------------------------------------------------------


Jennifer Kahn
(818) 461-3817
jkahn@stanleemedia.com


STAN LEE MEDIA AND VENTURE SOFT IN JOINT VENTURE TO BRING STAN LEE FRANCHISES TO JAPAN AND KOREA

SLM JAPAN WILL HAVE OPTION TO EXTEND DISTRIBUTION TO ALL ASIA

LOS ANGELES - AUGUST 15, 2000 - Stan Lee Media, Inc., (NASDAQ:SLEE), the multimedia production, marketing, and licensing company founded by pop-culture icon Stan Lee, announced today it has reached an agreement with Venture Soft Co., Ltd., Asia's leading creator and aggregator of anime and manga, to form a joint venture that will bring the U.S. company's globally branded superhero and fantasy story franchises to Asia.

The Asian joint venture--to be called SLM Japan--comes on the heels of a similar agreement between Stan Lee Media and Fox Kids Latin America. Like the Latin American deal, it reflects Stan Lee Media's long-term strategy of partnering with strong regional communication companies to introduce its branded content via the Internet and then leveraging it into global partnerships.

Initially, SLM Japan will produce, distribute, license, and market Japanese and Korean versions of all of Stan Lee Media's Webisodes--as the company's animated Internet series are known--including its flagship series "7th Portal" and "The Backstreet Project," a new series featuring super-hero alter-egos of the international pop sensations, the Backstreet Boys. SLM Japan will also have the option to extend distribution of these and other Stan Lee Media entertainment franchises to all of Asia.

Under terms of the agreement, which followed Venture Soft's commitment to invest at least $5 million in Stan Lee Media, Stan Lee Media and Venture Soft will own equal shares in the joint venture. Venture Soft will also assist SLM Japan in moving towards an IPO in Japan.

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"This joint venture further enhances SLM's strategy for developing and producing branded content with global appeal, introducing it to audiences on the Internet, and then exploiting it offline through the traditional media value chain," said Stan Lee Media CEO and president Ken Williams. "We are looking forward to bringing the Stan Lee brand to Japanese- and Korean-speaking fans, and to continuing to explore these vast untapped international licensing potentials."

"SLM Japan will be the first to combine the creative talents of Stan Lee and the technical innovations of Stan Lee Media with the top anime creators in the world," said Venture Soft CEO Tendo Oto. "This represents an unprecedented opportunity for two of the most influential forces in animation to work together creating brands and characters that will appeal to fans worldwide."

SLM Japan will capitalize on the global appeal of Stan Lee's uniquely accessible superhero and fantasy stories, which over the years have demonstrated an unparalleled ability to transcend international cultural boundaries. The co-creator of such classic characters as Spider-Man, The X-Men, and The Incredible Hulk, Lee will become the first Western artist to receive Honorary Membership in the Japan-China Digital Manga Association when the association meets in Beijing later this month.

Stan Lee Media, Inc. (http://www.stanlee.net) is a publicly traded Internet-based, multimedia branded content creation, production, marketing and licensing company founded by pop-culture icon Stan Lee, co-creator of such classic characters as Spider-Man, The Incredible Hulk, and The X-Men. More than two billion copies of books featuring characters Lee co-created have been published in 100 countries and 27 languages. The company has partnered with a range of globally branded talent and content creators, including one of the most popular singing groups in the world, the Backstreet Boys, to establish the largest independent creator and aggregator of globally branded entertainment franchises on the Internet. The company is establishing its website as a leading destination site on the World Wide Web for animation, interactive games, community, commerce and other "sticky-content." The company's two hit animated series, "7th Portal" and "The Accuser", are currently featured on its distribution partner, shockwave.com. Currently, the Mark Canton Company is co-developing with Stan Lee Media a major live action motion picture base upon the "7th Portal" franchise.

Venture Soft is Asia's leading creator and amalgamator of anime and manga entertainment, with strong ties to virtually all of Japan's top artists working in the genre today and an unparalleled network of creative and business alliances throughout the world, including through its distribution joint venture partnership with Pacific Century Cyberworks Japan for distributing its anime and manga content throughout Asia.

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This release contains statements that constitute "forward-looking statements"
within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. The stockholders of Stan Lee Media are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this release resulting from the following reasons (among others): the timing of sales and deliveries under existing contracts, general economic conditions, costs of sales and the ability of the company to maintain pricing levels necessary to maintain gross profit margins, the level of selling, general and administrative costs, the performance by the company under existing purchase contracts and the ability to obtain new contracts, the success of the company's strategy, and the effects of competition. In addition, the company's shareholders are urged to carefully review the risk factors discussed in the documents the company files from time to time with the Securities and Exchange Commission.